Exhibit 99.1

NEWS RELEASE

CSL009006

04/21/09

Carlisle Companies Reports First Quarter Results

CHARLOTTE, NORTH CAROLINA, April 21, 2009 - Carlisle Companies Incorporated (NYSE:CSL) reported net sales from continuing operations of $511.1 million for the quarter ended March 31, 2009, a 22% decline from $652.4 million in the first quarter of 2008.  Organic sales decreased by 25% from the prior year, with the largest declines in the Construction Materials and Transportation Products segments.  The Applied Technologies segment’s acquisitions of the Dinex foodservice business in January 2008 and the Carlyle interconnect solutions business in April 2008, contributed additional sales of $29.7 million in the first quarter of 2009.  The impact of foreign currency exchange rates on net sales was a reduction of approximately 1% in the first quarter of 2009.

Net income from continuing operations declined 65% to $10.0 million, or $0.16 per diluted share, in the first quarter 2009 compared with $28.2 million, or $0.46 per diluted share, in the first quarter of 2008.  The decrease in income was due to the decline in unit volume primarily within the Construction Materials and Transportation Products segments.  The decrease in income as a result of the volume decline was partially offset by additional income contributed from the Dinex and Carlyle acquisitions, year-over-year selling price increases, and efficiencies gained through the Carlisle Operating System.

Net cash provided by operating activities of $63.5 million for the first quarter 2009 compared with cash provided by operations of $7.2 million for the first quarter 2008.  During the first quarter, net debt was reduced by $43.5 million.  Cash generated from working capital and other assets and liabilities of $39.0 million for 2009 compared with cash used of $36.5 million in 2008.  Capital expenditures of $10.3 million in 2009 compared with $23.0 million in 2008.

Comment

David A. Roberts, Chairman, President and Chief Executive Officer, said, “Consistent with our initial expectations for 2009, there was weak demand throughout nearly all of our markets in the first quarter.  Fortunately, we anticipated the market decline and aggressively reduced costs, including a salary freeze for substantially all employees.  In addition, over the past twelve months, we reduced our workforce by 22% and announced the consolidation of a number of manufacturing plants and distribution centers.  During the first quarter of 2009, we incurred consolidation and closure costs of $3.8 million, which are included in operating income, and estimate an additional $7 million for the balance of 2009 as we continue to rationalize these facilities.  We expect to achieve savings of $11 million in 2009 and future annualized savings of $19 million from these efforts.

“The implementation of the Carlisle Operating System is having a positive effect on cash flows allowing us to pay debt and further strengthen our balance sheet.  We will continue to aggressively implement the Carlisle Operating System throughout all of our businesses and expect to achieve savings of $14 million in 2009, despite weak demand in our markets.  Once our markets recover, we will be well positioned to achieve our goal of 15% operating margins.”

Roberts also said, “In late March we decided to dispose of the assets of the on-highway friction and brake shoe business.  We made this decision based on the current market conditions, and our desire to minimize any future negative cash flow impact from this operation.  We incurred an after-tax loss of approximately $3.7 million in the first quarter of 2009 related to severance costs, asset write-downs and impairment charges.  Also, we will continue our efforts to find a buyer for the power transmission belt business which continues to generate positive earnings and cash flow.”

Roberts also commented, “We are planning for a 20% to 25% top line decline and expect some deterioration in our margins.  We are working on a number of stimulus related programs that should help our sales levels in the second half of 2009 and into 2010. Some areas of opportunities are: roofing for municipalities; insulation related to energy efficient buildings; and, an increase in demand for our trailer and off-highway braking businesses related to road construction projects.

Roberts concluded by stating, “Although there are near-term challenges due to the current economic conditions, we are optimistic about the future.  We continue to invest in our products, processes and people.  Our balance sheet remains strong and we are generating strong positive cash flow.  As our markets stabilize and rebound, we will be well positioned to achieve our long-term strategic goals.”

Segment Results

Construction Materials: Net sales of $207.6 million in the first quarter 2009 decreased by 26% from net sales of $282.1 million for the first quarter 2008.  The decline was due to low demand associated with the slumping economy.  Operating income of $5.3 million in the first quarter 2009 compared with $14.9 million in the first quarter 2008, a decline of 64%.  The primary contributing factors to the decrease in operating income were lower sales and lower production volumes which resulted in unfavorable overhead absorption.

Transportation Products:  Net sales of $168.1 million for the first quarter 2009 decreased by 31% from net sales of $242.0 million in 2008.  Sales were down in all markets in the Transportation Products segment, with the largest declines in the ATV and construction related markets.  Operating income of $7.4 million in the first quarter 2009 compared with $23.9 million in the first quarter 2008, a decline of 69%.  Operating income was negatively impacted by reduced production and higher raw material costs as higher cost inventory was sold in the quarter.  Operating income includes a $2.6 million inventory gain, resulting from the company’s fire insurance claim, which was offset by a $2.9 million asset impairment charge in China.

Applied Technologies: First quarter 2009 net sales of $102.6 million increased 13% over net sales of $91.0 million in 2008.  The increase in sales was driven entirely by the acquisitions of Dinex and Carlyle.  Organic sales for the first quarter were down 20% in 2009 as compared to 2008 driven by softness in the core foodservice business and lower demand in the cable and assembly business.  First quarter operating income of $8.4 million decreased 15% compared to the 2008 operating income of $9.9 million.  The increase in operating income from the acquisitions was more than offset by the decline in the core aerospace and foodservice businesses.

Specialty Products: Net sales of $32.8 million in the first quarter of 2009 decreased by 12% compared to net sales of $37.3 million for the same period in 2008.  The decrease in first quarter sales was attributable to weak sales in the construction and mining markets of the off-highway brake business.  The declines in these markets were partially offset by increases in the military and agriculture markets as well as a 54% increase in sales in the refrigerated truck bodies business.  First quarter 2009 operating income of $4.2 million decreased 14% compared to the 2008 operating income of $4.9 million.  Improvements in the refrigerated truck bodies business were more than offset by declines in the off-highway brake business which were the result of the lower sales volume.

Interest Expense, Net

Net interest expense of $2.7 million for the first quarter 2009 compared with $4.1 million for the first quarter 2008.  The decrease was due to more favorable short-term interest rates in 2009.

Discontinued Operations

Loss from discontinued operations of $3.4 million for the first quarter 2009 compared with a loss of $90.8 million for the first quarter 2008.  In April 2008, Carlisle announced the planned disposition of Power Transmission Products and Motion Control, our power transmission belt and on-highway brake businesses, respectively.  The 2008 loss includes an after-tax impairment charge on the assets of these two businesses of $89.5 million.

In April 2009, Carlisle announced that it will exit the on-highway friction and brake shoe business of Motion Control and dispose of the assets associated with this business as part of a planned dissolution.  The loss from discontinued operations of $3.4 million for the first quarter of 2009 includes after-tax severance, asset write-down and impairment charges of $3.7 million related to the exit of the on-highway friction and brake shoe business.  Power Transmission Products remains in discontinued operations and generated positive cash flow for the first quarter of 2009.

Net Income

Net income for the first quarter 2009 was $6.6 million, or $0.11 per diluted share, compared to a net loss of $62.6 million, or $1.02 per diluted share, for the first quarter 2008. The first quarter 2008 loss included after-tax impairment charges from discontinued operations of $89.5 million, or $1.47 per diluted share.  2009 net income was negatively impacted by the after-tax impairment and severance charges in discontinued operations of $3.7 million as well as lower sales and production volumes.

Conference Call and Webcast

The Company will discuss first quarter 2009 results on a conference call at 11:00 a.m. ET today. The call may be accessed live at http://www.carlisle.com/investors/conference_call.html, or the taped call may be listened to shortly following the live call at the same website location.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

About Carlisle Companies

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, heavy-haul truck trailer, refrigerated truck body, foodservice, aerospace, and test and measurement industries.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100

http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED

Consolidated Statement of Earnings

For the periods ended March 31

(In millions except share and per share data)

(Unaudited)

	First Quarter
	2009	2008*	% Change
Net sales	$511.1	$652.4	-22%
Cost and expenses:
Cost of goods sold	422.1	528.8	-20%
Selling and administrative expenses	67.7	74.8	-9%
Research and development expenses	3.5	3.3	6%
Other operating expenses	0.4	—	NM

Operating income	17.4	45.5	-62%

Other income, net	(0.7)	(1.1)	-36%
Interest expense, net	2.7	4.1	-34%

Earnings before income taxes	15.4	42.5	-64%

Income tax expense	5.4	14.3	-62%

Income from continuing operations	10.0	28.2	-65%

Loss from discontinued operations	(3.4)	(90.8)	NM

Net income (loss)	$6.6	$(62.6)	111%

Basic earnings (loss) per share
Continuing operations	$0.16	$0.46	-65%
Discontinued operations	(0.05)	(1.48)	NM
Basic earnings (loss) per share	$0.11	$(1.02)	111%

Diluted earnings (loss) per share
Continuing operations	$0.16	$0.46	-65%
Discontinued operations	(0.05)	(1.48)	NM
Diluted earnings (loss) per share	$0.11	$(1.02)	111%

Average shares outstanding - in thousands
Basic	60,568	60,594
Diluted	60,916	60,991

Dividends	$9.5	$8.9	7%
Dividends per share	$0.155	$0.145	7%

* 2008 figures have been restated to reflect discontinued operations.
NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED

Segment Financial Data

For the periods ended March 31

(In millions)

(Unaudited)

	First Quarter
	2009	2008*	%Change
Revenues

Construction Materials	$207.6	$282.1	-26%
Transportation Products	168.1	242.0	-31%
Applied Technologies	102.6	91.0	13%
Specialty Products	32.8	37.3	-12%
Total Revenues	$511.1	$652.4	-22%

Operating Income

Construction Materials	$5.3	$14.9	-64%
Transportation Products	7.4	23.9	-69%
Applied Technologies	8.4	9.9	-15%
Specialty Products	4.2	4.9	-14%
Segment Operating Income	25.3	53.6	-53%
Corporate	(7.9)	(8.1)	2%
Total Operating Income	$17.4	$45.5	-62%

Operating Margin

Construction Materials	2.6%	5.3%
Transportation Products	4.4%	9.9%
Applied Technologies	8.2%	10.9%
Specialty Products	12.8%	13.1%
Segment Operating Margin	5.0%	8.2%
Corporate	-1.6%	-1.2%
Total Operating Margin	3.4%	7.0%

* 2008 figures have been restated to reflect discontinued operations.

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Balance Sheet

(In millions)

	March 31,	December 31,
	2009	2008
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$59.3	$42.7
Receivables	316.9	317.0
Inventories	374.0	424.2
Prepaid expenses and other	72.2	94.1
Current assets held for sale	78.6	90.1
Total current assets	901.0	968.1
Property, plant and equipment, net	461.9	470.7
Other assets	588.9	589.2
Non-current assets held for sale	47.9	47.9
Total Assets	$1,999.7	$2,075.9

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt, including current maturities	$130.5	$127.0
Accounts payable	115.6	123.6
Accrued expenses	120.9	163.0
Current liabilities associated with assets held for sale	26.6	28.9
Total current liabilities	393.6	442.5
Long-term debt	242.9	273.3
Other liabilities	271.1	266.0
Shareholders’ equity	1,092.1	1,094.1
Total Liabilities and Shareholders’ Equity	$1,999.7	$2,075.9

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Statement of Cash Flows

For the Three Months Ended March 31

(In millions)

(Unaudited)

	2009	2008
Operating activities
Net income (loss)	$6.6	$(62.6)
Reconciliation of net income to operating cash flows:
Depreciation and amortization	17.4	18.3
Non-cash compensation	3.3	2.9
Loss on writedown of assets	3.6	124.2
Gain on insurance recoveries	(2.6)	—
Deferred taxes	(3.2)	(37.9)
Change in working capital and other assets and liabilities	39.0	(36.5)
Other	(0.6)	(1.2)
Net cash provided by operating activities	63.5	7.2
Investing activities
Capital expenditures	(10.3)	(23.0)
Acquisitions, net of cash acquired	—	(95.4)
Purchase of security investments	—	(41.9)
Other	0.8	0.2
Net cash used in investing activities	(9.5)	(160.1)
Financing activities
Net change in short-term debt and revolving credit lines	(26.9)	135.8
Dividends paid	(9.5)	(8.9)
Excess tax benefits on share-based compensation	(0.3)	0.1
Treasury shares and stock options, net	(0.5)	(1.3)
Treasury share repurchases	—	(4.8)
Net cash (used in) provided by financing activities	(37.2)	120.9
Effect of exchange rate changes on cash	(0.2)	0.4
Change in cash and cash equivalents	16.6	(31.6)
Cash and cash equivalents
Beginning of period	42.7	88.4
End of period	$59.3	$56.8